                                                                       EXHIBIT 1

                 WENDT-BRISTOL ANNOUNCES CHANGE TO EQUITY METHOD

Columbus, Ohio, January 27, 1999 ... The Wendt-Bristol Health Services Corporation (American Stock Exchange "WMD") today reported that as a result of a review of its previously filed Registration Statements (Forms S-1 and S-4), the Company has changed its use of the "consolidation method" of accounting related to its interests as sole General Partner of Wendt-Bristol Diagnostics Co. L.P. and will now reflect the investment utilizing the "equity method" of accounting. Such method will not have any effect on the Company's reported net earnings or stockholders' equity. The "equity method" will however change the individual components of the Consolidated Balance Sheets, Consolidated Statements of Operations and related financial information.

Sheldon A. Gold, President stated that the Company is preparing amended Registration Statements and proceeding with its announced plans to acquire all of the limited partner interests in Wendt-Bristol Diagnostics Co. L.P. (NASDAQ Non-OTC: "YYNEA"), its 10 year old, initial Diagnostic and Radiology Center located on Kenny Road, Columbus, Ohio as well as the approximate 15% of the outstanding shares that it doesn't already own in the partnership's sole general partner: Wendt-Bristol Diagnostics Company ("NASDAQ: WBRD").

                                       5